Exhibit 10.8

20 June 2014

Natural Person as Shown in Appendix I (A)

Corporate Entity as Shown in Appendix I (B)

Beijing Kingsoft Cloud Technology Co., Ltd.(北京金山云科技有限公司)

and

Zhuhai Kingsoft Cloud Technology Co., Ltd.(珠海金山云科技有限公司)

Regarding

Equity Pledge Agreement

of

Zhuhai Kingsoft Cloud Technology Co., Ltd.

Equity Pledge Agreement

This Equity Pledge Agreement (“this Agreement”) was entered into by and among the following parties in the People’s Republic of China (“PRC”) on 20 June 2014:

(1)

The specific information (including domicile and ID card number) about the natural person shareholder, i.e. the natural person as shown in Appendix I (A) hereto (hereinafter referred to as the “Natural Person Shareholder”), is set out in Appendix I (A) “List of Natural Person Shareholder and Specific Information Thereof”.

(2)

The specific information (including legal representative and registered address) about the corporate shareholder, i.e. the corporate entity as shown in Appendix I (B) hereto (hereinafter referred to as the “Corporate Shareholder”, and referred to as the “Pledgors” together with the Natural Person Shareholder), is set out in Appendix I (B) “List of Corporate Shareholder and Specific Information Thereof”.

(3)	Beijing Kingsoft Cloud Technology Co., Ltd. (hereinafter referred to as the “Pledgee”)

Registered address: Room 5F02, 5/F, No. 33, Xiaoying West Road, Haidian District, Beijing

Legal representative: Hongjiang Zhang

(4)	Zhuhai Kingsoft Cloud Technology Co., Ltd. (hereinafter referred to as the “Company”)

Registered address: Room 2, District B, 10/F, No. 8, Lianhua Alley, Jingshan Road, Jida, Zhuhai

Legal representative: Hongjiang Zhang

(In the following text, any single party is referred to as “one party” and all parties are jointly referred to as “the parties”.) Whereas:

(1)

The Pledgors are registered shareholders of the Company and jointly hold 100% of the equity in the Company, and their respective shareholding percentages in the Company and capital contributions are set out in Appendix I (A) and Appendix I (B) hereto;

(2)	The Company holds 100% of the equity in Beijing Kingsoft Cloud Network Technology Co., Ltd. (hereinafter referred to as “Kingsoft Cloud Network”);

(3)

Pursuant to a Loan Agreement (hereinafter referred to as the “Loan Agreement-1”) entered into by and among the Pledgee and Natural Person Shareholders Jin Wang and Weiqin Qiu on 9 November 2012, the Pledgee has severally provided Natural Person Shareholders Weiqin Qiu and Jin Wang with a loan amounting to RMB99,000 and RMB1,000. Pursuant to the Liability Assumption Agreement executed by and among the Pledgee and Natural Person Shareholders Jin Wang and Weiqin Qiu on 20 June 2014, Natural Person Shareholder Weiqin Qiu has assumed the liability involving a loan of RMB1,000 under the Loan Agreement-1 for Natural Person Shareholder Jin Wang; therefore, the Pledgee has provided the Natural Person Shareholder Weiqin Qiu with a loan amounting to RMB100,000;

(4)

Pursuant to a Loan Agreement (hereinafter referred to as the “Loan Agreement-2”, and referred to as the “Loan Agreements” together with the Loan Agreement-1) entered into by and between the Pledgee and Weiqin Qiu on 20 June 2014, the Pledgee has provided Weiqin Qiu with a loan amounting to RMB179,180 (in English: RMB one hundred and seventy-nine thousand one hundred and eighty) under the Loan Agreement-2;

(5)

Pursuant to an Exclusive Equity Transfer Option Agreement of Zhuhai Kingsoft Cloud Technology Co., Ltd. (hereinafter referred to as the “Purchase Option Agreement”) entered into by and among the Pledgee, the Pledgors and the Company on 20 June 2014, the Pledgors shall, to the extent permitted by the PRC laws, assign their equity in the Company in whole or in part to the Pledgee and/or any other entity or individual designated thereby, at the request of the Pledgee;

(6)

Pursuant to a Shareholder Voting Right Trust Agreement of Zhuhai Kingsoft Cloud Technology Co., Ltd. (hereinafter referred to as the “Voting Right Trust Agreement”) entered into by and among the Pledgee, the Pledgors and the Company on 20 June 2014, the Pledgors have irrevocably entrusted the person then designated by the Pledgee to exercise on their behalf all of their shareholders’ voting rights in the Company;

(7)

Pursuant to an Exclusive Consultation and Technical Service Agreement (hereinafter referred to as the “Services Agreement”) entered into by and between the Pledgee and Kingsoft Cloud Network on 9 November 2012, Kingsoft Cloud Network exclusively engages the Pledgee to provide it with relevant consultation and technical services and agrees to pay the Pledgee the fees corresponding to such services;

(8)

As security for performance of the Contract Obligations (as defined below) and discharge of the Secured Debts (as defined below) by the Pledgors, the Company and Kingsoft Cloud Network, the Pledgors agree to pledge all of their equity in the Company to the Pledgee and grant the Pledgee the right to repayment in first priority, and the Company agrees to such equity pledge arrangement;

Therefore, the parties arrive at the following agreement upon negotiation:

Article 1 Definitions

1.1	Unless the context otherwise requires, the following terms in this Agreement shall have the following meanings:

“Contract Obligations”:	All contract obligations of the Pledgors, the Company and Kingsoft Cloud Network under the Transaction Agreements and under this Agreement.

“Secured Debts”:	All direct, indirect and consequential losses and losses of foreseeable profits suffered by the Pledgee due to any Breaching Event (as defined below) of the Pledgors, the Company or Kingsoft Cloud Network, and all fees incurred to the Pledgee for enforcement of the Contract Obligations of the Pledgors or the Company.

“Transaction Agreements”:	The Loan Agreements, Purchase Option Agreement, Voting Right Trust Agreement and Services Agreement.

“Breaching Event”:	Breach of any Contract Obligations of the Pledgors, the Company or Kingsoft Network under the Transaction Agreements and/or this Agreement.

“Pledged Equity”:	100% of the equity in the Company which is legally owned by the Pledgors when this Agreement takes effect and is to be pledged to the Pledgee pursuant to this Agreement as security for the performance of Contract Obligations and discharge of the Secured Debts by them, Kingsoft Cloud Network and the Company, and the increased amount of contribution described in Article 2.6 of this Agreement.

“PRC laws”:	The then valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the PRC (for the purpose of this Agreement, excluding Hong Kong, Macao and Taiwan).

1.2

The references to any PRC law herein shall be deemed: (1) to include references to the amendments, changes, supplements and reenactments of such law, irrespective of whether they take effect before or after the formation of this Agreement; and (2) to include references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Unless otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant article, clause, item or paragraph of this Agreement.

Article 2 Equity Pledge

2.1

The Pledgors hereby agree to pledge the Pledged Equity that they legally own and have the right of disposal to the Pledgee in accordance with the provisions of this Agreement as security for discharge of the Secured Debts. The Company hereby agrees that the Pledgors pledge the Pledged Equity to the Pledgee in accordance with the provisions of this Agreement.

2.2

The Pledgors undertake that they will record the equity pledge arrangement (“Equity Pledge”) under this Agreement in the shareholders’ register of the Company on the date of signing of this Agreement and will responsively register with the Company’s industrial and commercial registration authority. The Company undertakes that it will make the greatest efforts to help the Pledgors complete the industrial and commercial registration specified in this article.

2.3

During the validity period of this Agreement, the Pledgee does not bear any liability for any depreciation of the Pledged Equity unless the depreciation is caused by the Pledgee’s intentional serious negligence or serious negligence directly associated with relevant consequences, and the Pledgors shall have no right to make any claim against the Pledgee in any form or raise any requirement.

2.4

Subject to the aforesaid Article 2.3, where any potential obvious depreciation of the Pledged Equity is sufficient to endanger the Pledgee’s rights, the Pledgee may at any time auction or sell the Pledged Equity on behalf of the Pledgors, and may, upon agreement with the Pledgors, prepay the Secured Debts with the monies from auction or sale of the Pledged Equity or deposit the said monies in the notary organ at the location of the Pledgee (with all expenses arising therefrom borne by the Pledgee).

2.5	In the event of any Breaching Event of the Company or the Pledgors, the Pledgee shall have the right to dispose of the Pledged Equity in the manner set forth in Article 4 hereof.

2.6

The Pledgors may increase investment in the Company with the written prior consent of the Pledgee. The increased amount of contribution to the Company from the Pledgors’ increased investment in the Company shall also belong to the Pledged Equity.

2.7	The Pledgors undertake to waive the right to the dividends on the Pledged Equity during the validity period of the Equity Pledge.

2.8

The Pledgee shall have the right to dispose of any Pledged Equity of the Pledgors according to this Agreement after occurrence of the Breaching Event of Kingsoft Cloud Network, the Company or the Pledgors.

Article 3 Termination of the Pledge

After the Pledgors, the Company and Kingsoft Cloud Network fully and completely fulfil all their Contract Obligations, the Pledgee shall terminate the Equity Pledge as required by the Pledgors, help the Pledgors with deregistration of the Equity Pledge in the Company’s shareholders’ register and that with the Company’s industrial and commercial registration authority, and bear the reasonable costs arising from termination of the Equity Pledge.

Article 4 Disposal of the Pledged Equity

4.1

The Pledgors, the Company and the Pledgee hereby agree that in the event of any Breaching Event, the Pledgee shall, after issuing a written notice to the Pledgors, have the right to exercise all the rights and powers to the remedies for breach of this Agreement which it is entitled to according to PRC laws, the Transaction Agreements and terms under this Agreement, including (but not limited to) priority of compensation from auction or sale of the Pledged Equity. The Pledgee will not bear any liability for any losses arising from its reasonable exercise of such rights and powers.

4.2

The Pledgee shall have the right to designate in writing its lawyers or other agents to exercise any and all of its aforesaid rights and powers, to which the Pledgors or the Company shall have no objection.

4.3

The Pledgee shall have the right to deduct the reasonable costs actually incurred when the Pledgee exercises any or all of the above rights and powers from the monies from the exercise of its rights and powers.

4.4	The monies which the Pledgee acquires from the exercise of its rights and powers shall be used in the following order:

1)	to pay all costs incurred for disposal of the Pledged Equity and the exercise of rights and powers by the Pledgee (including remuneration paid to its lawyers and agents);

2)	to pay taxes payable for disposal of the Pledged Equity; and

3)	to repay the Secured Debts to the Pledgee;

The Pledgee shall return the balance (if any) after deduction of the above payments to the Pledgors or others entitled thereto according to relevant laws and regulations, or deposit the balance in the notary organ at the location of the Pledgee (with all expenses arising therefrom borne by the Pledgee).

4.5

The Pledgee shall have the right to choose to simultaneously or successively exercise any remedies for breach of this Agreement, and need not exercise other remedies for breach of this Agreement before exercising the right to auction or sell the Pledged Equity under this Agreement.

Article 5 Costs and Expenses

5.1	All the actual expenses related to the setting of the Equity Pledge under this Agreement, including (but not limited to) stamp duty, any other taxes and all legal fees, shall be borne by the Pledgee.

Article 6 Continuity and No Waiver

6.1

The Equity Pledge set under this Agreement shall be a continuous guarantee and shall be valid until the full performance of the Contract Obligations or the full repayment of the Secured Debts. Neither exemption or grace period granted by the Pledgee to the Pledgors in respect of any breach, nor delay by the Pledgee in exercising any of its rights under the Transaction Agreements and this Agreement, shall affect the right of the Pledgee under this Agreement, relevant PRC laws and the Transaction Agreements to require at any time thereafter the Pledgors to strictly perform the Transaction Agreements and this Agreement, or the rights the Pledgee may be entitled to due to the Pledgors’ subsequent breach of the Transaction Agreements and/or this Agreement.

Article 7 Statements and Undertakings of the Pledgors

7.1

The Natural Person Shareholder states and undertakes to the Pledgee that he/she is a PRC citizen and has the legal right and capacity to execute this Agreement and undertake legal obligations according to this Agreement.

7.2

The Corporate Shareholder states and undertakes to the Pledgee that it is a limited liability company duly registered and validly subsisting under PRC laws as an independent legal person; it has complete and independent legal status and legal capacity to sign, deliver and perform this Agreement and may independently serve as a party of litigation.

7.3	The Pledgors make the following statements and undertakings to the Pledgee:

7.3.1 All the reports, documents and information provided by the Pledgors to the Pledgee before this Agreement enters into force in relation to the Pledgors and all the matters required by this Agreement are true and correct in all material aspects at the time when this Agreement enters into force.

7.3.2 All the reports, documents and information provided by the Pledgors to the Pledgee after this Agreement enters into force in relation to the Pledgors and all the matters required by this Agreement are true and valid in all material aspects at the time of provision.

7.3.3 At the time when this Agreement enters into force, the Pledgors are the sole legal owner of the Pledged Equity and are not involved in any existing dispute over the ownership of the Pledged Equity. The Pledgors have the right to dispose of the Pledged Equity and any part thereof.

7.3.4 Except for the security interests set on the Pledged Equity due to this Agreement and the rights set under the Transaction Agreements, no other security interests or third-party interests have been set on the Pledged Equity.

7.3.5 The Pledged Equity may be pledged and transferred according to laws and the Pledgors have full right and power to pledge the Pledged Equity to the Pledgee according to this Agreement.

7.3.6 This Agreement is duly signed by the Pledgors and constitutes a legal, effective and binding obligation on the Pledgors.

7.3.7 Any consent, permission, waiver or authorization by any third person, or any approval, permission or exemption by any government authority, or any registration or filing formalities with any government authority to be obtained or effected in respect of the execution and performance of this Agreement and the Equity Pledge under this Agreement have been obtained or effected (registration with the Company’s industrial and commercial registration authority regarding the Equity Pledge shall be completed immediately after execution of this Agreement), and will be fully effective during the validity period of this Agreement.

7.3.8 The execution and performance of this Agreement by the Pledgors do not violate or contradict any law applicable thereto, any agreement to which they are parties or which is binding on their assets, any court judgment, any arbitration award of any arbitration agency and any decision of any administration authority.

7.3.9 The pledge hereunder constitutes the first secured interest on the Pledged Equity.

7.3.10 All the taxes and expenses payable for obtaining the Pledged Equity shall be paid by the Pledgors.

7.3.11 There is no pending or, to the knowledge of the Pledgors, threatened litigation, legal process or demand by any court or any arbitration tribunal or by any government authority or any administration authority against the Pledgors, or their property, or the Pledged Equity, which will have a material or adverse effect on the economic status of the Pledgors or their capability to perform the obligations and the warranty liabilities under this Agreement.

7.3.12 The Pledgors hereby undertake to the Pledgee that the aforesaid statements and undertakings are true and correct and will be fully observed at any time in any circumstance before the full performance of the Contract Obligations or the full repayment of the Secured Debts.

Article 8 Statements and Undertakings of the Company

The Company makes the following statements and undertakings to the Pledgee:

8.1

The Company is a limited liability company duly registered and validly subsisting under PRC laws as an independent legal person; it has complete and independent legal status and legal capacity to sign, deliver and perform this Agreement and may independently serve as a party of litigation.

8.2

All the reports, documents and information provided by the Company to the Pledgee before this Agreement enters into force in relation to the Pledged Equity and all the matters required by this Agreement are true and correct in all material aspects at the time when this Agreement enters into force.

8.3

All the reports, documents and information provided by the Company to the Pledgee after this Agreement enters into force in relation to the Pledged Equity and all the matters required by this Agreement are true and valid in all material aspects at the time of provision.

8.4	This Agreement is duly signed by the Company and constitutes a legal, effective and binding obligation on the Company.

8.5

It has full power and authority within the company to enter into and deliver this Agreement and all other documents to be signed by it relating to the transactions described in this Agreement, and it has full power and authority to complete the transactions described herein.

8.6

There is no pending or, to the knowledge of the Company, threatened litigation, legal process or demand by any court or any arbitration tribunal or by any government authority or any administration authority against the Company or its property (including but not limited to the Pledged Equity), which will have a material or adverse effect on the economic status of the Company or its capability to perform the obligations and the warranty liabilities under this Agreement.

8.7	The Company hereby agrees to bear joint liability to the Pledgee regarding the Pledgors’ statements and undertakings under Articles 7.3.3, 7.3.4, 7.3.5, 7.3.7 and 7.3.9 of this Agreement.

8.8

The Company hereby undertakes to the Pledgee that the aforesaid statements and undertakings shall be true and correct and be fully observed in any circumstance at any time before the Contract Obligations are fully performed or the Secured Debts are fully paid off.

Article 9 Undertakings by the Pledgors

The Pledgors undertake to the Pledgee as follows:

9.1

Without the prior written consent of the Pledgee, the Pledgors shall not reset or allow setting any new pledge or any other security interest on the Pledged Equity. It is invalid to set any pledge or any other security interest on all or part of the Pledged Equity without the prior written consent.

9.2

The Pledgors shall not transfer the Pledged Equity without prior written notice to and prior written consent of the Pledgee. All of the Pledgors’ proposed acts to transfer the Pledged Equity shall be invalid. The monies obtained from the Pledgors’ transfer of the Pledged Equity shall be first used by the Pledgee to liquidate the Secured Debts in advance or be deposited at a third party upon agreement with the Pledgee.

9.3

When there is any legal action, arbitration or other request that may adversely affect the interests or Pledged Equity of the Pledgors or the Pledgee under the Transaction Agreements and this Agreement, the Pledgors undertake to notify the Pledgee in writing as soon as possible and in a timely manner, and, in accordance with the reasonable requirements of the Pledgee, take all necessary measures to protect the pledge rights of the Pledgee on the Pledged Equity.

9.4

The Pledgors shall not engage in or allow any act or action that may adversely affect the interests or Pledged Equity of the Pledgee under the Transaction Agreements and this Agreement. The Pledgors waive the right of first refusal to the pledge rights realized by the Pledgee.

9.5

The Pledgors undertake to, in accordance with the reasonable requirements of the Pledgee, take all necessary measures and sign all necessary documents (including but not limited to supplementary agreements hereof) to protect the pledge rights of the Pledgee on the Pledged Equity and ensure the exercise and realization of such rights.

9.6	The Pledgors undertake to take all measures to achieve the transfer of any Pledged Equity arising from the exercise of the pledge under this Agreement.

Article 10 Undertakings by the Company

10.1

If any consent, permission, waiver or authorization by any third person, or any approval, permission or exemption by any government authority, or any registration or filing formalities with any government authority need to be obtained in respect of the execution and performance of this Agreement and the Equity Pledge hereunder, the Company shall endeavour to assist in the obtainment of the above and keep them fully effective during the validity period of this Agreement.

10.2	Without the prior written consent of the Pledgee, the Company will not help or allow the Pledgors to set any new pledge or any other security interest on the Pledged Equity.

10.3	Without the prior written consent of the Pledgee, the Company will not help or allow the Pledgors to transfer the Pledged Equity.

10.4

When there is any legal action, arbitration or other request that may adversely affect the interests of the Company, the Pledged Equity or the Pledgee under the Transaction Agreements and this Agreement, the Company undertakes to notify the Pledgee in writing as soon as possible and in a timely manner, and, in accordance with the reasonable requirements of the Pledgee, take all necessary measures to protect the pledge rights of the Pledgee on the Pledged Equity.

10.5	The Company shall not engage in or allow any act or action that may adversely affect the interests or Pledged Equity of the Pledgee under the Transaction Agreements and this Agreement.

10.6

The Pledgors will, in the first month of each Gregorian calendar quarter, provide the Pledgee with the financial statements of the Company for the previous Gregorian calendar quarter, including (but not limited to) the balance sheet, income statement and cash flow statement.

10.7

The Company undertakes to, in accordance with the reasonable requirements of the Pledgee, take all necessary measures and sign all necessary documents (including but not limited to supplementary agreements hereof) to protect the pledge rights of the Pledgee on the Pledged Equity and ensure the exercise and realization of such rights.

10.8	The Company undertakes to take all measures to achieve the transfer of any Pledged Equity arising from the exercise of the pledge under this Agreement.

Article 11 Change of Circumstances

11.1

As a supplement and without prejudice to other terms of the Transaction Agreements and this Agreement, if, at any time the promulgation or change of any PRC laws, regulations or rules, or change in interpretation or application of such laws, regulations and rules, or change of the relevant registration procedures causes the Pledgee to believe that it will be illegal or counter to such laws, regulations or rules to further maintain the effectiveness of this Agreement and/or dispose of the Pledged Equity in the manner provided herein, Shareholders of the Company and the Company shall, at the written direction of the Pledgee and in accordance with the reasonable request of the Pledgee, promptly take all actions and/or execute any agreement or other document, in order to:

(1)	keep this Agreement valid and effective;

(2)	facilitate the disposal of the Pledged Equity in the manner provided herein; and/or

(3)	maintain or effectuate the security established or intended to be established hereunder.

Article 12 Entry into Force and Validity Period of this Agreement

12.1

This Agreement shall enter into force upon being duly executed by the parties. Shareholders of the Company shall record the pledge hereunder in the aforesaid capital contribution certificate and shareholders’ register in a timely manner.

12.2	This Agreement shall remain valid until the full performance of the Contract Obligations or the full repayment of the Secured Debts.

Article 13 Notice

13.1	Any notices, requests, demands and other correspondences required by this Agreement or made according to this Agreement shall be served in writing to the parties concerned.

13.2

The aforesaid notices or other correspondences shall be deemed to have been served: (i) upon sending, when sent by fax or telex; (ii) upon receipt, when delivered personally; (iii) five (5) days after being posted, when sent by post.

Article 14 Other Matters

14.1

Shareholders of the Company and the Company agree that, to the extent permitted by the PRC laws, the Pledgee may assign its rights and/or obligations hereunder to any third party after notifying Shareholders of the Company and the Company; however, without the prior written consent of the Pledgee, other parties hereto shall not assign to any third party their rights, obligations or liabilities hereunder. Successors or permitted assignees (if any) of the Pledgors and the Company shall continue to perform the respective obligations of the Pledgors and the Company under this Agreement.

14.2	This Agreement is executed in Chinese in five (5) counterparts.

14.3	The conclusion, validity, performance, modification, interpretation and termination of this Agreement shall be governed by the PRC laws.

14.4

Any dispute between the parties for the interpretation and performance of terms hereunder shall be settled by the parties through good faith negotiation. If no agreement on solving the dispute is reached within thirty (30) days after one party requests to solve the dispute upon negotiation, any party may refer the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing pursuant to the arbitration rules thereof then in effect. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding on the parties.

14.5

Any rights, powers and remedies conferred on any party by any terms of this Agreement shall not preclude any other rights, powers or remedies conferred on it under the laws and other terms of this Agreement, and any party’s exercise of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies enjoyed by it.

14.6

Any party’s failure to exercise or delay in exercising any rights, powers and remedies (hereinafter referred to as “the Rights”) conferred on it under this Agreement or laws shall not result in its waiver of the Rights, and the waiver of any single or part of the Rights shall also not preclude the party from exercising the Rights in other ways and exercising the other Rights.

14.7	The titles to the articles of this Agreement are for index purposes only and shall not be used for or affect the interpretation of the provisions of this Agreement under any circumstances.

14.8

Each term of this Agreement is severable and independent of other terms. If any term or terms of this Agreement become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other terms of this Agreement shall not in any way be affected thereby.

14.9

Any amendment and supplement to this Agreement shall be executed in writing and shall take effect upon being duly signed by the parties hereto, unless the Pledgee or the Company assigns its rights hereunder according to Article 14.1.

14.10	This Agreement shall be binding on the legal successors of the parties. The appendixes hereto shall have the same legal force as the text hereof.

14.11

Upon the execution of this Agreement, the Pledgors shall enter into a power of attorney (hereinafter referred to as the “Power of Attorney”) as shown in Appendix II to authorize any person designated by the Pledgee to sign, on behalf of the Pledgors and according to this Agreement, any and all legal documents necessary for the exercise of the Pledgee’s rights hereunder. Such Power of Attorney shall be kept by the Pledgee, and the Pledgee may, at any time where necessary, submit the same to the relevant government departments.

14.12	Upon execution of this Agreement, the Pledgors shall issue to the solely-invested Pledgee a letter of commitment (hereinafter referred to as “Letter of Commitment”) as shown in Appendix III.

[The remainder is intentionally left blank]

[This is the signing page]

In witness whereof, this Equity Pledge Agreement has been signed by the following parties on the date and in the place first above written.

Company:

Zhuhai Kingsoft Cloud Technology Co., Ltd.

/s/ Seal of Zhuhai Kingsoft Cloud Technology Co., Ltd.

Pledgee: Beijing Kingsoft Cloud Technology Co., Ltd. /s/ Seal of Beijing Kingsoft Cloud Technology Co., Ltd.	Corporate Shareholder: Beijing Kingsoft Digital Entertainment Technology Co., Ltd. /s/ Seal of Beijing Kingsoft Digital Entertainment Technology Co., Ltd.

[This is the signing page]

In witness whereof, this Equity Pledge Agreement has been signed by the following parties on the date and in the place first above written.

Natural Person Shareholder:

Weiqin Qiu

/s/ Weiqin Qiu

Appendix I (A): List of Natural Person Shareholder and Specific Information Thereof

No.	Name	ID card No.	Address	Shareholding percentage	Amount of contribution (RMB)
1	Weiqin Qiu	*	*	20.3971%	2,260,000

Total				20.3971%	2,260,000

Appendix I (B): List of Corporate Shareholder and Specific Information Thereof

Name	Legal representative	Address	Shareholding percentage	Amount of contribution (RMB)
Beijing Kingsoft Digital Entertainment Technology Co., Ltd.	Jun Lei	West District, 2/F, Kingsoft Tower, No. 33 Xiaoying West Road, Haidian District, Beijing	79.6029%	8,820,000

Appendix II

Power of Attorney

Appendix III

Commitment Letter